                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________ )*

                              MAZEL STORES, INC.
---------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
---------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   578792 10 3
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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

                                  SCHEDULE 13G

CUSIP No.    578792 10 3                           Page   2    of    5     Pages
          -----------------                             -----      -----
--------------------------------------------------------------------------------------------------
          1        NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   ZS FUND L.P.
--------------------------------------------------------------------------------------------------

          2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a)[]
                                                                                             (b)[]
                   NOT APPLICABLE

--------------------------------------------------------------------------------------------------

          3        SEC USE ONLY


--------------------------------------------------------------------------------------------------

          4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES OF AMERICA
--------------------------------------------------------------------------------------------------
      NUMBER OF
       SHARES          5     SOLE VOTING POWER
    BENEFICIALLY
      OWNED BY               2,751,907
        EACH       -------------------------------------------------------------------------------
      REPORTING
     PERSON WITH       6     SHARED VOTING POWER

                             NONE
                   -------------------------------------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             2,751,907
                   -------------------------------------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             NONE
--------------------------------------------------------------------------------------------------

          9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                   2,751,907
--------------------------------------------------------------------------------------------------

         10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*        []

                   NOT APPLICABLE
--------------------------------------------------------------------------------------------------

         11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    31.3 %
--------------------------------------------------------------------------------------------------

         12        TYPE OF REPORTING PERSON*

                   PN
--------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

      (a)   Name of Issuer:
            Mazel Stores, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            31000 Aurora Road, Solon, Ohio 44139

ITEM 2.

      (a)   Name of Person Filing:
            ZS Fund L.P.

      (b)   Address of Principal Business Office or, if none, Residence:
            120 West 45th Street, Suite 2600
            New York, New York 10036

      (c)   Citizenship:
            United States

      (d)   Title of Class of Securities
            Common

      (e)   CUSIP Number:
            578792 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)   []Broker or Dealer registered under Section 15 of the Act

      (b)   []Bank as defined in Section 3(a)(6) of the Act

      (c)   []Insurance Company as defined in Section 3(a)(19) of the Act

      (d) []Investment Company registered under Section 8 of the Investment Company Act

      (e) []Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

      (f) []Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

      (g)   []Parent Holding Company, in accordance with
            section 240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   []Group, in accordance with section 240.13d-1(b)(1)(ii)(H)


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ITEM 4.  OWNERSHIP

         The Issuer completed its initial public offering on November 20, 1996. At the time of the public offering, the Reporting Person beneficially owned an aggregate of 2,751,907. The Reporting Person is an administrative partnership, the affiliates of which manage various private investment funds. The Shares are owned as follows: ZS Mazel L.P. - 1,993,072; ZS Mazel II L.P. - 453,996. In addition, ZS Mazel, Inc., a limited partner of ZS Mazel L.P., owns 304,839 shares directly. Robert Horne and Ned Sherwood, two principals of the Reporting Person, are directors of the Issuer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10.  CERTIFICATION

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                           December 2, 1996
                                        -------------------------------------
                                                         Date

                                           /S/ Robert Horne
                                        -------------------------------------
                                                      Signature

                                           Robert Horne, Vice President
                                        -------------------------------------
                                                     Name/Title



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